Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280921

May 19, 2025

PROSPECTUS SUPPLEMENT NO. 10

Up to 10,000,000 Ordinary Shares

This prospectus supplement amends the prospectus dated March 12, 2025 (the “Prospectus”) of Zapp Electric Vehicles Group Limited, an exempt company incorporated with limited liability under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, and registered with the Cayman Islands Registrar of Companies under number 395443 (the “Company”), that relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 10,000,000 ordinary shares in the share capital of the Company, par value $0.002 per share (the “Ordinary Shares”), consisting of (x) Ordinary Shares that may be issued to Yorkville from time to time after the date of the Prospectus pursuant to that certain Standby Equity Purchase Agreement, dated as of July 11, 2024 (the “Effective Date”), entered into by and between Yorkville and the Company (the “New SEPA”) and (y) Ordinary Shares (the “Commitment Shares”) that may be issued at our option to Yorkville as consideration for its irrevocable commitment to subscribe for Ordinary Shares at the Company’s direction pursuant to the New SEPA.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information set forth in the Company’s current report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on May 19, 2025, which is restated below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “ZAPP.” The closing price of the Ordinary Shares on Nasdaq on May 16, 2025 was $0.29 per share.

Investing in the Company’s Ordinary Shares involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 10 is May 19, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2025

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Pathumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

NASDAQ DELISTING

On May 16, 2025, the Company received notification from The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that its securities will be delisted from the Nasdaq Capital Market and trading thereof will be suspended at the open of trading on May 20, 2025. The determination to delist the Company’s securities was a result of the Company’s failure to regain compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”), which requires primary securities listed on the Nasdaq Capital Market to maintain a minimum bid price of at least $1.00 per share, as well as Nasdaq Listing Rule 5550(b)(2), the requirement that the market value of the Company’s primary listed securities exceed $35,000,000 (the “Minimum Market Value Rule”).

As disclosed previously, the Company received Staff Delisting Determinations dated March 19, 2025 and April 2, 2025 notifying the Company that Nasdaq had initiated the process of delisting the Company’s securities from the Nasdaq Capital Market as a result of the Company’s non-compliance with the foregoing listing requirements, which the company timely appealed to the Nasdaq Hearings Panel (the “Panel”). At a hearing before the Panel on May 1, 2025, the Company presented a plan to regain and maintain compliance with the Minimum Bid Price Rule and Minimum Market Value Rule, predicated, inter alia, on shareholder approval of proposals to be voted on at an annual general meeting of the Company (the “AGM”) due to take place on May 15, 2025. The Company cancelled the AGM, however, when it became clear that a quorum of shareholders would not be achieved, and promptly notified Nasdaq that the Company is not able to move forward with its plan of compliance at this time. Nasdaq’s notification of delisting and suspension of trading as of May 20, 2025 followed.

The Company expects its securities to trade on the OTC Pink Current Market for the time being, but will endeavor to qualify for trading on the OTCQB or OTCQX markets in due course.

Forward-Looking Statements

This Form 6-K contains forward-looking statements that involve risks and uncertainties, including all the risk factors detailed from time to time in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Form 6-K. The Company does not intend to revise or update any forward-looking statement in this Form 6-K as a result of new information, future events or otherwise, except as required by law.

INCORPORATION BY REFERENCE

This report on Form 6-K shall be deemed to be incorporated by reference into Zapp Electric Vehicles Group Limited’s registration statements (i) on Form S-8 (File Number: 333-285730) and (ii) on Form F-3 (File Number: 333-285544), each as filed with the U.S. Securities and Exchange Commission and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: May 19, 2025	By:	/s/ Jeremy North
	Name:	Jeremy North
	Title:	President